FOR IMMEDIATE RELEASE – March 18, 2014	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces December 31, 2013 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today reported 2013 results with highlights as follows:

•	M&F Bank, the subsidiary of M&F Bancorp, Inc., continued to maintain “Well Capitalized” status, the highest regulatory capital measure. Capital ratios at December 31, 2013 for M&F Bank were 10.69% for Tier 1 leverage, 15.51% for Tier 1 risk-based, and 16.77% for total risk based.
•	Net income was $363 thousand for the twelve months ended December 31, 2013 compared to $341 thousand for the twelve months ended December 31, 2012.
•	Net income available to common shareholders was $126 thousand and $104 thousand for the twelve months ended December 31, 2013 and 2012, respectively.
•	Diluted net income per common share was $0.06 for the twelve months ended December 31, 2013 compared to net income per common share of $0.05 for the twelve months ended December 31, 2012.
•	Net interest margin, computed on a fully tax equivalent basis, increased 5 basis points to 3.83% for the twelve months ended December 31, 2013 over the same period in 2012.
•	Non-interest expense decreased primarily as a result of decreases in salaries and benefits, information technology, FDIC insurance premiums, other real estate owned expenses and delivery expenses, partially offset by increases professional fees for the twelve months ended December 31, 2013.
•	Loans grew by $14.3 million or 8.13% over December 31, 2012 to $189.5 million at December 31, 2013.
•	Non-accrual loans decreased by $2.0 million during the twelve months ended December 31, 2013 to $6.7 million.
•	Deposits increased $9.0 million or 3.61% over December 31, 2012 to $259.9 million at December 31, 2013.
•	Total assets increased $5.4 million or 1.82% over December 31, 2012 to $301.5 million at December 31, 2013.

“Our organization achieved much success during 2013. Loans increased $14.3 million or 8.13% during the year to $189.5 million at December 31, 2013, while non-accrual loans decreased from $8.7 million at December 31, 2012 to $6.7 million at December 31, 2013. This could not have happened without the dedication of our seasoned lenders, who not only have worked tirelessly with our borrowers, who have suffered from the effects of the prolonged economic downturn, but also sought new opportunities for lending and building communities. During the fourth quarter of 2013, M&F Bank received a Bank Enterprise Award from the U.S. Treasury of $323 thousand, which reflects the M&F Bank’s dedication to financing and supporting community and economic development activities in economically distressed areas. We are honored to have received this recognition and financial support,” stated Kim D. Saunders, President & CEO.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.